Filed pursuant to Rule 424(b)(3)

Registration No. 333-257718

PROSPECTUS SUPPLEMENT No. 9

(to Prospectus dated August 2, 2021)

70,250,000 Shares of Class A Common Stock

33,966,667 Warrants to Purchase Shares of Class A Common Stock

56,966,667 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement updates and supplements the prospectus dated August 2, 2021, which forms a part of our registration statement on Form S-1 (No. 333-257718). This prospectus supplement is being filed to update and supplement the information in the prospectus dated August 2, 2021, the related prospectus supplement dated August 5, 2021, the prospectus supplement dated September 15, 2021, the prospectus supplement dated December 15, 2021, the prospectus supplement dated December 22, 2021, the prospectus supplement dated February 14, 2022, the prospectus supplement dated February 25, 2022, the prospectus supplement dated March 7, 2022, and the prospectus supplement dated March 15, 2022 (together, the “Prospectus”) with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 23,000,000 shares of our Class A common stock, par value $0.0001 per share that are issuable upon the exercise of the Public Warrants (as defined below).

In addition, the Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 104,216,667 shares of our Class A common stock (which includes up to 33,966,667 shares of Class A common stock issuable upon the exercise of outstanding warrants) and (b) up to 33,966,667 warrants. We will not receive any proceeds from the sale of shares of our Class A common stock or warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to the Prospectus.

Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which the Prospectus is a part. See “Description of Securities” for more information.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock and warrants are traded on the New York Stock Exchange under the symbol “SKIL” and “SKIL.WS”, respectively. On March 31, 2022, the last reported sale price of our Class A common stock on the New York Stock Exchange was $6.04 per share, and the closing price of our warrants was $1.16 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus, and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any subsequent amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus, and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement. You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement or the Prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement or the Prospectus is correct as of any time after the date of that information.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus Supplement No. 9. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 1, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2022

Skillsoft Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38960	83-4388331
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Innovative Way, Suite 201 Nashua, NH	03062
(Address of principal executive offices)	(Zip Code)

(603) 324-3000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Shares of Class A common stock, $0.0001 par value per share	SKIL	New York Stock Exchange

Warrants	SKIL WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On March 31, 2022, Skillsoft Corp. (the “Company”) convened a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders voted on the proposals set forth below, each of which is described in greater detail in the definitive proxy statement filed by the Company with the Securities and Exchange Commission on February 28, 2022 (the “Proxy Statement”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Proxy Statement.

There were 133,059,021 shares of Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”), issued and outstanding on March 7, 2022, the record date (the “Record Date”) for the Special Meeting. At the Special Meeting, there were 111,116,885 shares present either by proxy or online, representing approximately 83.5% of the total outstanding shares of Common Stock as of the Record Date, which constituted a quorum.

A summary of the voting results for each proposal is set forth below.

Proposal No. 1 – The Stock Issuance Proposal

The proposal to approve, for purposes of complying with applicable sections of the New York Stock Exchange Listed Company Manual, the issuance of shares of Common Stock of the Company pursuant to the Agreement and Plan of Merger, dated as of December 22, 2021, by and among the Company, Skillsoft Finance II, Inc., an indirect wholly-owned subsidiary of the Company (“Borrower”), Skillsoft Newco I, Inc., a direct wholly-owned subsidiary of Borrower, Skillsoft Newco II, LLC, a direct wholly-owned subsidiary of Borrower, Ryzac, Inc. (“Codecademy”), and Fortis Advisors LLC, solely in its capacity as the representative of the equity holders of Codecademy (the “Stock Issuance Proposal”). The following is a tabulation of the votes with respect to this proposal, which was approved by the Company’s stockholders, with approximately 90.9% of the votes cast being in favor of such proposal:

Votes For	Votes Against	Abstentions
100,952,086	9,168,417	996,382

Proposal No. 2 – The Adjournment Proposal

The proposal to approve one or more adjournments of the Special Meeting only: (i) to ensure that any supplement or amendment to the Proxy Statement that the Board of Directors of the Company has reasonably determined in good faith after consultation with the Company’s outside legal counsel is required by applicable law is disclosed to the Company’s stockholders and for such supplement or amendment to be promptly disseminated to the Company’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Common Stock represented (either virtually at the Special Meeting or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders if there are insufficient votes to approve the Stock Issuance Proposal. The following is a tabulation of the votes with respect to this proposal, which was approved by the Company’s stockholders, with approximately 90.9% of the votes cast being in favor of such proposal:

Votes For	Votes Against	Abstentions
100,993,588	9,125,508	997,789

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 1, 2022

SKILLSOFT Corp.

By:	/s/ Gary W. Ferrera
Name:	Gary W. Ferrera
Title:	Chief Financial Officer